Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-267182

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 25, 2024

HSBC Bank plc $ Digital EURO STOXX 50® Index-Linked Notes due

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of the EURO STOXX 50® Index as measured from the trade date to and including the determination date (expected to be between 21 and 24 months after the trade date). If the final underlier level on the determination date is greater than or equal to 85.00% of the initial underlier level (set on the trade date and may be higher or lower than the actual official closing level of the underlier on that date), you will receive the threshold settlement amount (expected to be between $1,138.30 and $1,162.60 for each $1,000 face amount of your notes). However, if the final underlier level declines by more than 15.00% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the underlier return is greater than or equal to -15.00% (the final underlier level is greater than or equal to 85.00% of the initial underlier level), the threshold settlement amount; or

•	if the underlier return is negative and is below -15.00% (the final underlier level is less than the initial underlier level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1765 times (b) the sum of the underlier return plus 15.00% times (c) $1,000.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-12 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. The notes will not be listed on any U.S. securities exchange or automated quotation system. Any payments on the notes are subject to the credit risk of HSBC Bank plc.

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to the risk of exercise of any U.K. Bail-in Power (as described on page PS-7 of this document) by a relevant U.K. resolution authority. If HSBC Bank plc were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by a relevant U.K. resolution authority, you might not receive all or part of any amounts owed to you under the notes. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this document and “Risk Factors” in the accompanying Prospectus Supplement for more information.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between HSBC Bank plc and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by any relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-7 of this document.

The Estimated Initial Value of the notes on the trade date is expected to be between $961.00 and $991.00 per note, which is expected to be less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-5 and “Risk Factors” beginning on page PS-12 of this document for further information.

	Price to Public[1]	Underwriting Discount[1]	Proceeds to Issuer
Per note / Total	$1,000 /

1 HSBC Securities (USA) Inc. will purchase the notes from us at the price to public for distribution to other registered broker-dealers. Neither HSBC Bank plc. nor any of its affiliates will pay any underwriting discount in connection with the distribution of the notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-19 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not covered by the U.K. Financial Services Compensation Scheme and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

HSBC Securities (USA) Inc.

The price to public, underwriting discount and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at prices to public and with underwriting discounts and proceeds to issuer that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price to public you pay for such notes.

HSBC Securities (USA) Inc. or any of its affiliates or agents may use this pricing supplement in the initial sale of the notes. In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use the final pricing supplement relating to the notes in a market-making transaction in a note after its initial sale. Unless HSBC Securities (USA) Inc. or any of its affiliates or agents informs the purchaser otherwise in the confirmation of sale, the final pricing supplement relating to the notes is being used in a market-making transaction.

About Your Prospectus

You should read this pricing supplement together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

•         Equity Index Underlying Supplement Dated August 31, 2022

•         Prospectus Supplement Dated August 31, 2022

•         Prospectus Dated August 31, 2022

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC Bank plc. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the Equity Index Underlying Supplement.

This section is meant as a summary and should be read in conjunction with the prospectus, the prospectus supplement and the Equity Index Underlying Supplement. This pricing supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer:	HSBC Bank plc
Specified Currency:	U.S. dollars (“$”)
Face Amount:

Each note will have a face amount of $1,000; $                       in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than face amount: the amount we will pay you at the Stated Maturity Date for your notes will not be adjusted based on the price to public you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated Threshold Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the Threshold Settlement Amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Risk Factors — If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-17 of this pricing supplement.

Underlier:	The EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)
Trade Date:	[ ], 2024
Original Issue Date (Settlement Date):	Expected to be the fifth scheduled business day following the Trade Date.
Determination Date:	A specified date that is expected to be between 21 and 24 months following the Trade Date, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Stated Maturity Date:	A specified date that is expected to be the second scheduled business day following the Determination Date, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Cash Settlement Amount:

For each $1,000 face amount of your notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●      if the Final Underlier Level is greater than or equal to the Threshold Level, the Threshold Settlement Amount; or

●      if the Final Underlier Level is less than the Threshold Level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Buffer Rate times (iii) the sum of the Underlier Return plus the Threshold Amount.

Threshold Settlement Amount:	Expected to be between $1,138.30 and $1,162.60 per $1,000 face amount of the notes (to be determined on the Trade Date)
Threshold Level:	85.00% of the Initial Underlier Level
Threshold Amount:	15.00%
Buffer Rate:	The quotient of the Initial Underlier Level divided by the Threshold Level, which equals approximately 117.65%.
Underlier Return:	The quotient of (1) the Final Underlier Level minus the Initial Underlier Level divided by (2) the Initial Underlier Level, expressed as a percentage.
Initial Underlier Level:	To be set on the Trade Date and may be higher or lower than the Official Closing Level of the Underlier on that date.
Final Underlier Level:	The Official Closing Level of the Underlier on the Determination Date.
Official Closing Level:	As described under “Additional Terms of the Notes –– Official Closing Level” on page S-86 of the accompanying Equity Index Underlying Supplement.
Market Disruption Events:

With respect to any given Trading Day, any of the following will be a Market Disruption Event with respect to the Underlier:

•      a suspension, absence or material limitation of trading in Underlier Stocks (as defined below) constituting 20% or more, by weight, of the Underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•      a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Underlier or to Underlier Stocks constituting 20% or more, by weight, of the Underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•      Underlier Stocks constituting 20% or more, by weight, of the Underlier, or option or futures contracts, if available, relating to the Underlier or to Underlier Stocks constituting 20% or more, by weight, of the Underlier do not trade on what were the respective primary markets for those Underlier Stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the prospectus supplement.

The following events will not be Market Disruption Events with respect to the Underlier:

•      a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the Underlier or to any Underlier Stock.

For this purpose, an “absence of trading” in the primary securities market on which an Underlier Stock, or on which option or futures contracts, if available, relating to the Underlier or to any Underlier Stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an Underlier Stock or in option or futures contracts, if available, relating to the Underlier or to any Underlier Stock in the primary market for that stock or those contracts, by reason of:

•         a price change exceeding limits set by that market,

•         an imbalance of orders relating to that Underlier Stock or those contracts, or

•         a disparity in bid and ask quotes relating to that Underlier Stock or those contracts,

will constitute a suspension or material limitation of trading in the Underlier or those contracts in that market.

Trading Day:	A day on which the Underlier is scheduled to be calculated and published by the Underlier Sponsor. The accompanying Equity Index Underlying Supplement refers to a Trading Day as a “Scheduled Trading Day.”
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	HSBC Bank plc or one of its affiliates
CUSIP/ISIN:	40442B5Q6 / US40442B5Q67
Estimated Initial Value:	The Estimated Initial Value of the notes is expected to be less than the price you pay to purchase the notes. The Estimated Initial Value does not represent a minimum price at which we or any of its affiliates would be willing to purchase your notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the final pricing supplement relating to the notes. See “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any.”

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying Equity Index Underlying Supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Equity Index Underlying Supplement Term	Pricing Supplement Term
maturity date	Stated Maturity Date
Final Valuation Date	Determination Date
principal amount	face amount
Reference Asset	Underlier
Reference Sponsor	Underlier Sponsor
Scheduled Trading Day	Trading Day

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended (the “Banking Act”), a relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which a relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (as amended, the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA).

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of HSBC Bank plc or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by a relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders and beneficial owners of the notes are subject to, and will be varied, if necessary, to give effect to, the exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority.

For more information, please see “Risk Factors — You may lose some or all of your investment if any U.K. Bail-in Power is exercised by a relevant U.K. Resolution Authority” in this document and “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Underlier levels on the Determination Date could have on the Cash Settlement Amount at maturity assuming all other variables remain constant.

The examples below are based on a range of Final Underlier Levels that are entirely hypothetical; the level of the Underlier on any day throughout the life of the notes, including the Final Underlier Level on the Determination Date, cannot be predicted. The Underlier has been highly volatile in the past — meaning that the level of the Underlier has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the Original Issue Date at the face amount and held to the Stated Maturity Date. If you sell your notes in a secondary market prior to the Stated Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the Underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the Trade Date (as determined by reference to pricing models used by us) is less than the original price to public of your notes. For more information on the estimated value of your notes, see “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any” on page PS-14 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face Amount	$1,000
Threshold Settlement Amount	$1,138.30
Threshold Level	85.00% of the Initial Underlier Level
Buffer Rate	approximately 117.65%
Threshold Amount	15.00%
Neither a Market Disruption Event nor a non-Trading Day occurs on the originally scheduled Determination Date
No change in or affecting any of the Underlier Stocks or the method by which the Underlier Sponsor calculates the Underlier
Notes purchased on the Original Issue Date at the face amount and held to the Stated Maturity Date

Moreover, we have not yet set the Initial Underlier Level that will serve as the baseline for determining the Underlier Return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level may differ substantially from the level of the Underlier prior to the Trade Date and may be higher or lower than the actual Official Closing Level of the Underlier on that date.

For these reasons, the actual performance of the Underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Underlier shown elsewhere in this pricing supplement. For information about the historical levels of the Underlier during recent periods, see “Information Relating to the Underlier — Historical Performance of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Underlier Stocks.

The levels in the left column of the table below represent hypothetical Final Underlier Levels and are expressed as percentages of the Initial Underlier Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Underlier Level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the Stated Maturity Date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical Final Underlier Level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	113.830%
140.000%	113.830%
130.000%	113.830%
125.000%	113.830%
113.830%	113.830%
110.000%	113.830%
105.000%	113.830%
102.000%	113.830%
100.000%	113.830%
95.000%	113.830%
90.000%	113.830%
85.000%	113.830%
80.000%	94.118%
75.000%	88.235%
70.000%	82.353%
60.000%	70.588%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the Final Underlier Level were determined to be 25.000% of the Initial Underlier Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be approximately 29.412% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the face amount and held them to the Stated Maturity Date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the Final Underlier Level were determined to be 0.000% of the Initial Underlier Level, you would lose your entire investment in the notes. In addition, if the Final Underlier Level were determined to be 150.000% of the Initial Underlier Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Threshold Settlement Amount, or 113.830% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the Stated Maturity Date, you would not benefit from any Final Underlier Level greater than 85.000% of the Initial Underlier Level.

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amounts that we would pay on your notes on the Stated Maturity Date, if the Final Underlier Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Cash Settlement Amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical Final Underlier Levels are expressed as percentages of the Initial Underlier Level. The chart shows that any hypothetical Final Underlier Level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Underlier Level of greater than or equal to 85.000% (the section right of the 85.000% marker on the horizontal axis) would result in a fixed return on your investment.

The Cash Settlement Amounts shown above are entirely hypothetical; they are based on the hypothetical levels of the Underlier that may not be achieved on the Determination Date and on assumptions that may prove to be erroneous. The actual market value of your notes on the Stated Maturity Date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical Cash Settlement Amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical Cash Settlement Amounts on notes held to the Stated Maturity Date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual price to public you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors —If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-17 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Underlier Level or what the market value of your notes will be on any particular Trading Day, nor can we predict the relationship between the level of the Underlier and the market value of your notes at any time prior to the Stated Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual Initial Underlier Level and the Threshold Settlement Amount, which we will set on the Trade Date, and the actual Final Underlier Level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the Stated Maturity Date may be very different from the information reflected in the table and chart above.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•      You are a retail investor outside the EEA or UK, or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see pages PS-19 - 20).

•      You have a basic knowledge of and/or experience with the risks associated with structured products, and you are willing to accept a medium or even high level of risks.

•      You seek an investment with a return linked to the performance of the Underlier and you believe that the level of the Underlier will not decrease by more than 15.00%.

•      You are willing to invest in the notes based on the low end of the range of Threshold Settlement Amounts indicated herein, which may limit your return at maturity.

•      You are willing to make an investment that is exposed to the negative Underlier Return on an approximately 1.1765-to-1 basis for each percentage point that the Underlier Return is less than -15.00%.

•      You understand that you may lose your entire face amount.

•      You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•      You are willing to forgo dividends or other distributions paid on the stocks comprising the Underlier.

•     You do not seek current income from your investment.

•      You do not seek an investment for which there is an active secondary market.

•      You are willing to hold the notes to maturity.

•     You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

•      You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be suitable for you if:

•      You are a retail investor in the EEA or the UK as described under “Prohibition of sales to UK retail investors” and “Prohibition of sales to EEA retail investors” on pages PS-19 – 20.

•      You do not have a basic knowledge of and/or experience with the risks associated with structured products and/or are unwilling to accept a medium or even high level of risks.

•      You believe that the level of the Underlier will decrease by more than 15.00%.

•      You are unwilling to invest in the notes based on the low end of the range of Threshold Settlement Amounts indicated herein, which may limit your return at maturity.

•      You are unwilling to make an investment that is exposed to the negative Underlier Return on an approximately 1.1765-to-1 basis for each percentage point that the Underlier Return is less than -15.00%.

•      You seek an investment that provides full return of face amount.

•      You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•      You prefer to receive the dividends or other distributions paid on the stocks comprising the Underlier.

•      You seek current income from your investment.

•      You seek an investment for which there will be an active secondary market.

•      You are unable or unwilling to hold the notes to maturity.

•      You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

•      You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-1 in the Equity Index Underlying Supplement. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Underlier. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

“— Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt notes.

Risks Relating to the Structure or Features of the Notes

Your investment in the notes may result in a loss.

The notes do not guarantee any return of principal. You will be exposed on a leveraged basis to any decline in the Underlier from the Initial Underlier Level to the Final Underlier Level by more than the Threshold Amount, which will magnify your losses. You will lose up to 100% of your face amount at maturity if the Final Underlier Level is less than the Threshold Level.

The return on the notes is limited by the return represented by the Threshold Settlement Amount.

You will not participate in any appreciation in the level of the Underlier. Instead, you will receive a fixed Threshold Settlement Amount if the Final Underlier Level is greater than or equal to the Threshold Level. You will not receive a return on the notes greater than the return represented by the Threshold Settlement Amount. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the securities included in the Underlier.

The amount payable on the notes is not linked to the level of the Underlier at any time other than the Determination Date.

The Final Underlier Level will be the Official Closing Level of the Underlier on the Determination Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the level of the Underlier appreciates during the term of the notes other than on the Determination Date but then decreases on the Determination Date to a level that is less than the Initial Underlier Level, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the level of the Underlier prior to such decrease. Although the actual level of the Underlier on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Level, the Cash Settlement Amount will be based solely on the Official Closing Level of the Underlier on the Determination Date.

If the level of the Underlier changes, the market value of your notes may not change in the same manner.

Your notes may trade quite differently from the performance of the Underlier. Changes in the level of the Underlier may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The market value of your notes may be influenced by many unpredictable factors” below.

Risks Relating to the Underlier

An investment in the notes is subject to risks associated with non-U.S. companies.

The level of the Underlier depends upon the stocks of companies located outside of the U.S. and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. The United Kingdom ceased to be a member of the European Union on January 31, 2020, (an event popularly known as “Brexit”). The effects of Brexit are uncertain, and among other things, Brexit has contributed and may continue to contribute to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of these indices and, as a result, the value of the notes.

The notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the Underlier are traded in currencies other than the U.S. dollar, and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and these currencies. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the Underlier, and therefore your notes. The amount we pay in respect of your notes on the Stated Maturity Date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

General Risk Factors

Credit risk of HSBC Bank plc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive interest payments.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by a Relevant U.K. Resolution Authority.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, a U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, a relevant U.K. resolution authority may exercise a U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of a U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document, “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The notes are not insured or guaranteed by any governmental agency of the United States, the United Kingdom or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States, the United Kingdom or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the notes.

Changes that affect the Underlier will affect the market value of the notes and the amount you will receive at maturity.

The policies of the Underlier Sponsor concerning additions, deletions and substitutions of the constituents comprising the Underlier and the manner in which the Underlier Sponsor takes account of certain changes affecting those constituents may affect the level of the Underlier. The policies of the Underlier Sponsor with respect to the calculation of the Underlier could also affect the level of the Underlier. The Underlier Sponsor may discontinue or suspend calculation or dissemination of the Underlier. Any such actions could affect the value of the notes.

The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any.

The Estimated Initial Value of the notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We will determine the value of the embedded derivatives in the notes by reference to our internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from the Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

The price of your notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which, will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlier and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that HSBC Securities (USA) Inc. may initially use for customer account statements, if HSBC Securities (USA) Inc. provides any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Trade Date. This temporary price difference may exist because, in the discretion of HSBC Securities (USA) Inc., HSBC Securities (USA) Inc. may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. HSBC Securities (USA) Inc. will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which HSBC Securities (USA) Inc. effectively reimburses to investors in this way may not be allocated ratably throughout the reimbursement period, and HSBC Securities (USA) Inc. may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the notes based on changes in market conditions and other factors that cannot be predicted.

The notes lack liquidity.

The notes will not be listed on any securities exchange or automated quotation system. Neither we nor any of our affiliates are required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we or any of our affiliates is willing to buy the notes.

The market value of your notes may be influenced by many unpredictable factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the volatility — i.e., the frequency and magnitude of changes — of the level of the Underlier;

•	the level of the Underlier and the Threshold Level;

•	the dividend rates of the stocks underlying the Underlier;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the Underlier, which may affect the Official Closing Level of the Underlier;

•	interest rates and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, the calculation agent will determine whether a Market Disruption Event occurs in its sole discretion. In making that determination, the calculation agent will use information that may not be easily obtainable by investors. See “Summary Information—Market Disruption Events” above. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

It is possible that hedging activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

You have no shareholder rights or rights to receive any Underlier Stock.

Investing in your notes will not make you a holder of any of the stocks included in the Underlier (the “Underlier Stocks”). Neither you nor any other holder or owner of your notes will have any rights with respect to the Underlier Stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the Underlier Stocks or any other rights of a holder of the Underlier Stocks. Your notes will be paid in cash and you will have no right to receive delivery of any Underlier Stocks.

Past performance is no guide to future performance.

The actual performance of the Underlier over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the Underlier or to the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlier.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We may sell an additional aggregate face amount of the notes at a different price to public.

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The price to public of the notes in the subsequent sale may differ substantially (higher or lower) from the original price to public you paid as provided on the cover of this pricing supplement.

If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected.

The Cash Settlement Amount will not be adjusted based on the price to public you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the Threshold Level and the Threshold Settlement Amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the Threshold Settlement Amount will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if the Final Underlier Level is less than the Threshold Level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

INFORMATION RELATING TO THE UNDERLIER

The EURO STOXX 50® Index ("SX5E") was created by STOXX, which is owned by Deutsche Börse AG. The SX5E is composed of 50 stocks from 9 Eurozone countries (Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands and Spain) and represents the largest STOXX Supersector leaders in the Eurozone in terms of free-float market capitalization. The SX5E aims to include the 50 Supersector leaders from the EURO STOXX Index by selecting stocks from each of the 20 EURO STOXX Supersectors indices. The 20 STOXX Supersectors are: automobiles and parts; banks; basic resources; chemicals; construction and materials; consumer products and services; energy; financial services; food, beverage and tobacco; health care; industrial goods and services; insurance; media; personal care, drug and grocery stores; real estate; retail; technology; telecommunications; travel and leisure; and utilities.

Information regarding the EURO STOXX 50® Index (including information regarding the top ten components of the Underlier and the industries represented by the securities included in the Underlier and their respective weights) may be found on SX5E’s website. That information is updated from time to time. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Underlier

The closing level of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the Underlier during the period shown below is not an indication that the Underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Underlier as an indication of its future performance. We cannot give you any assurance that the future performance of the Underlier or the component stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the Stated Maturity Date.

Neither we nor any of our affiliates make any representation to you as to the future performance of the Underlier. The actual performance of the Underlier over the life of the offered notes, as well as the Cash Settlement Amount, may bear little relation to the historical closing levels shown below.

The graph below is based on the daily historical closing levels of the Underlier from January 23, 2014 through January 23, 2024. We obtained the closing levels in the graph below from Bloomberg Professional® service, without independent verification.

Historical Performance of the EURO STOXX 50® Index

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus and which, for the avoidance of doubt, excludes the UK Bail-In Powers) (as defined in the senior indenture) with respect to the notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Summary Information—Cash Settlement Amount” in this pricing supplement. In that case, the Trading Day immediately preceding the date of acceleration will be used as the Determination Date for purposes of determining the Underlier Return, and the accelerated maturity date will be three business days after the accelerated Determination Date. If a Market Disruption Event exists with respect to the Underlier on that Trading Day, then the accelerated Determination Date for the Underlier will be postponed for up to five Trading Days (in the same manner used for postponing the originally scheduled Determination Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

HSBC Bank plc expects to agree to sell to HSBC Securities (USA) Inc., and HSBC Securities (USA) Inc. expects to agree to purchase from HSBC Bank plc, the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. HSBC Securities (USA) Inc. proposes initially to offer the notes to the public at the price to public set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price. A fee will also be paid to a broker dealer in which an affiliate of Goldman Sachs & Co. LLC holds an indirect minority equity interest for services it is providing in connection with this offering. Goldman Sachs & Co. LLC is acting as a dealer in connection with the distribution of the notes. Neither HSBC Bank plc nor any of its affiliates will pay any underwriting discounts in connection with the distribution of the notes.

In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use the final pricing supplement relating to the notes in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-89 in the prospectus supplement.

Selling Restrictions

Prohibition of sales to UK retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling such notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Singapore Selling Restriction

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a pre-paid executory contract with respect to the Underlier. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a pre-paid executory contract with respect to the Underlier. Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes. If the notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlier would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlier were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlier and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlier is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlier or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	PS-3
Consent to UK Bail-In Power	PS-7
Hypothetical Examples	PS-8
Investor Suitability	PS-11
Risk Factors	PS-12
Information Relating to the Underlier	PS-18
Events Of Default And Acceleration	PS-19
Supplemental Plan Of Distribution (Conflicts Of Interest)	PS-19
U.S. Federal Income Tax Considerations	PS-21

Equity Index Underlying Supplement

Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX 50® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-16
Description of Notes	S-18
Use of Proceeds and Hedging	S-61
Certain Considerations Related to ERISA and Other U.S. Benefit Plans	S-62
U.S. Federal Income Tax Considerations	S-64
Supplemental Plan of Distribution (Conflicts of Interest)	S-89

Prospectus

About this Prospectus	3
Certain Definitions and Presentation of Financial Information	3
Limitation on Enforcement of U.S. Laws Against the Company, its Management and Others	5
Cautionary Statement Regarding Forward Looking Statements	5
Where You Can Find More Information About the Company	5
HSBC Bank plc	7
Risk Factors	8
Use of Proceeds	9
Consolidated Capitalization and Indebtedness of the Company	10
Description of Debt Securities	11
Book Entry Procedures	22
Taxation	27
Plan of Distribution (Conflicts of Interest)	35
Legal Opinions	39
Experts	40

HSBC Bank plc

$

Digital EURO STOXX 50® Index-Linked Notes due

HSBC Securities (USA) Inc.